News

DENBURY PROVIDES OPERATIONAL UPDATE AND RESULTS
OF SUCCESSFUL MISSION CANYON EXPLOITATION WELL,
2018 CAPITAL AND ESTIMATED PRODUCTION

PLANO, TX – February 12, 2018 – Denbury Resources Inc. (NYSE: DNR) (“Denbury” or the “Company”) today announced its preliminary year-end 2017 proved reserves, production and capital expenditures, the initial results of its successful first Mission Canyon exploitation well in the Cedar Creek Anticline, and its 2018 capital budget and estimated annual production.

HIGHLIGHTS

2017 preliminary production, capital expenditures, and proved reserves

•	Q4 2017 production – 61,144 barrels of oil equivalent per day (“BOE/d”), 97% oil

•	FY 2017 production – 60,298 BOE/d, 97% oil

•	2017 development capital – $241 million, below capital budget of $250 million

•	2017 proved reserves – 260 million barrels of oil equivalent (“MMBOE”), representing a 127% replacement of 2017 annual production

•	Year-end 2017 preliminary PV-10 Value(1) – $2.5 billion, up from $1.5 billion at year-end 2016

Mission Canyon exploitation well

•	Successful first Mission Canyon well opens additional development in Cedar Creek Anticline

•	30-day initial production rate of 1,050 barrels of oil per day (“Bbls/d”)

•	Plans to drill 6 additional wells in 2018

2018 capital budget and production

•	2018 development capital budget – $300 million to $325 million, fully funded from currently expected operating cash flows

•	Estimated production range – 60,000 to 64,000 BOE/d, 3% above preliminary 2017 production at the midpoint

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

MANAGEMENT COMMENT

Chris Kendall, Denbury’s President and CEO commented, “Our 2017 accomplishments improved the full spectrum of our business, positively positioning us heading into 2018. We returned to production growth in the 3rd quarter and are set to continue that growth in 2018. We strengthened our core, replacing 127% of our 2017 production. We significantly lowered our cost structure and streamlined our organization, providing greater upside to an improving oil market. Operational execution was strong, delivering high-return projects on time and on budget, increasing field reliability, and optimizing costs. Capital allocation was highly disciplined, with our final spend nearly 4% below guidance. Capping off the year, Mission Canyon, a significant new exploitation test, was a resounding success, with a 100% oil, 1,050 barrels of oil per day initial 30-day average rate on a $3.6 million investment. This result highlights the short cycle, high value organic growth potential in our broad asset base, and opens the door for multiple follow-on wells across the area.

“As we look to 2018, we will continue to execute on our valuable project portfolio, focused on delivering long-term sustainability and growth. We will maintain capital discipline, spending within cash flow while targeting production growth in the range of 3% from 2017 levels. We plan to accelerate investment in our growing exploitation portfolio, including multiple additional wells at Mission Canyon and promising new tests in both operating regions. We are excited to have our two newest CO2 floods starting up at West Yellow Creek and Grieve, and are highly focused on bringing initial EOR development at Cedar Creek Anticline to an investment decision in the first half of the year. I believe 2018 will be a transformative year for Denbury.”

EXPLOITATION UPDATE

Denbury’s first Mission Canyon exploitation well was drilled during the fourth quarter in the Pennel Field in the Cedar Creek Anticline. The well was drilled to a true vertical depth of 7,200’, with a 4,800’ lateral section geosteered in a 4’ target at the top of the Mission Canyon carbonate formation. Reservoir quality and rock mechanics permitted an open-hole, non-stimulated completion, and the well began production through an electric submersible pump on December 30, 2017. Average production over the initial 30-day production period was 1,050 Bbls/d of oil, exceeding initial productivity expectations. The total cost to drill and complete the well was $3.6 million.

The success of the initial well de-risks additional locations, and the Company mobilized a rig in early February to begin drilling on a two-well pad, with first production from this pad expected in the second quarter. A total of six additional Mission Canyon wells are planned for 2018, including four development wells and two wells designed to test other Mission Canyon opportunities. The program is expected to continue beyond 2018 as the Company fully develops the play.

PRELIMINARY 2017 FOURTH QUARTER AND ANNUAL PRODUCTION

Denbury’s production averaged 61,144 BOE/d during the fourth quarter of 2017, in line with expectations, and was 97% oil, with CO2 tertiary properties accounting for 65% of overall production. On a sequential-quarter basis, production in the fourth quarter of 2017 increased by 1% from the third quarter of 2017.

Denbury’s continuing production for full-year 2017 averaged 60,298 BOE/d, down 4% from the prior-year’s level when excluding properties sold in 2016. Approximately 1% of the decline was attributable to weather-related shut-in production from Hurricane Harvey. Further production information is provided on page 8 of this press release.

PRELIMINARY 2017 CAPITAL EXPENDITURES

Denbury’s 2017 development capital expenditures totaled $241 million, nearly 4% below the $250 million budget amount. Total capital expenditures for 2017 also included property acquisition costs of $89 million and capitalized interest of $31 million.

A breakdown of preliminary estimated 2017 capital expenditures is shown in the following table:

In millions	2017 Preliminary Capital Expenditures(1)
Capital expenditures by project
Tertiary oil fields	$129
Non-tertiary fields	54
Capitalized internal costs(2)	53
Oil and natural gas capital expenditures	236
CO2 pipelines, sources and other	5
Capital expenditures, before acquisitions and capitalized interest	241
Acquisitions of oil and natural gas properties	89
Capital expenditures, before capitalized interest	330
Capitalized interest	31
Capital expenditures, total	$361

(1)	Capital expenditure amounts include accrued capital.

(2)	Includes capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

2017 PROVED RESERVES

The Company’s total estimated proved oil and natural gas reserves at December 31, 2017 were 260 MMBOE, consisting of 253 million barrels of crude oil, condensate and natural gas liquids (together, “liquids”), and 43 billion cubic feet (7 MMBOE) of natural gas. Reserves were 97% liquids and 88% proved developed, with 59% of total proved reserves attributable to Denbury’s CO2 tertiary operations.  Total proved reserves increased by 28 MMBOE on a gross basis, a net 6 MMBOE increase after 2017 production, representing a 127% replacement of 2017 production. The increase was primarily due to 15 MMBOE of positive revisions of previous estimates associated with changes in commodity prices, operating costs and performance, and 11 MMBOE due to properties acquired during the year.

	Oil (MMBbl)	Gas (Bcf)	MMBOE	PV-10(1)
Balance at December 31, 2016	247	44	254	$1.5 billion
Revisions of previous estimates	14	3	15
Improved recovery	2	—	2
2017 production	(21)	(4)	(22)
Acquisition of minerals or other revisions	11	—	11
Balance at December 31, 2017	253	43	260	$2.5 billion

Year-end 2017 estimated proved reserves and the discounted net present value of Denbury’s proved reserves, using a 10% per annum discount rate (“PV-10 Value”)(1) (a non-GAAP measure), were computed using first-day-of-the-month 12-month average prices of $51.34 per Bbl for oil (based on NYMEX prices) and $2.98 per million British thermal unit (“MMBtu”) for natural gas (based on Henry Hub cash prices), adjusted for prices received at the field.  Comparative prices for 2016 were $42.75 per Bbl of oil and $2.55 per MMBtu for natural gas, adjusted for prices received at the field. The preliminary standardized measure of discounted estimated future net cash flows after income taxes of Denbury’s proved reserves at December 31, 2017 (“Standardized Measure”) was $2.2 billion compared to $1.4 billion at December 31, 2016. PV-10 Value(1) was $2.5 billion at December 31, 2017, compared to $1.5 billion at December 31, 2016, which represents a 64% year-over-year increase. See the accompanying schedules for an explanation of the difference between PV-10 Value(1) and the preliminary Standardized Measure and the uses of this information.

(1)
A non-GAAP measure. See accompanying schedules that reconcile GAAP to non-GAAP measures along with a statement indicating why the Company believes the non-GAAP measures provide useful information for investors.

Denbury’s estimated proved CO2 reserves at year-end 2017, on a gross or 8/8th’s basis for operated fields, together with its overriding royalty interest in LaBarge Field in Wyoming, totaled 6.4 trillion cubic feet (“Tcf”), slightly lower than CO2 reserves of 6.5 Tcf as of December 31, 2016. Of these total CO2 reserves, 5.2 Tcf are located in the Gulf Coast region and 1.2 Tcf in the Rocky Mountain region. In addition to these proved CO2 reserves, Denbury is currently purchasing CO2 from two industrial facilities in the Gulf Coast region and a gas processing facility in the Rocky Mountain region, all under long-term contractual agreements. Although there are no proved CO2 reserves associated with these long-term agreements, they currently supply over 90 million cubic feet per day, or roughly 15% of the CO2 Denbury is using for its tertiary operations.

2018 CAPITAL BUDGET AND PRODUCTION ESTIMATES

Denbury’s 2018 capital budget, excluding acquisitions and capitalized interest, is between $300 million and $325 million, roughly 30% above the Company’s 2017 capital spending levels.  The budget provides for approximate spending as follows:

•	$155 million for tertiary oil field expenditures;

•	$95 million for other areas, primarily non-tertiary oil field expenditures including exploitation projects;

•	$20 million for CO2 sources and pipelines; and

•	$45 million for other capital items such as capitalized internal acquisition, exploration and development costs and pre-production tertiary startup costs.

In addition, capitalized interest for 2018 is estimated at approximately $30 million. At this spending level, the Company anticipates 2018 production of between 60,000 and 64,000 BOE/d, an increase of 3% at the mid-point over the Company’s preliminary 2017 average production rate.

CONFERENCE PRESENTATION

Chris Kendall, President and CEO, and Mark Allen, Executive Vice President and CFO, will be attending the 23rd Annual Credit Suisse Energy Summit and delivering a Company presentation on Tuesday, February 13, 2018 at 10:55 A.M. Mountain Time. An updated corporate presentation for the conference will be posted to the Company’s website on the evening of Monday, February 12, 2018 and a link to the live webcast of the presentation will be available in the investor relations section of the Company’s website at www.denbury.com.

Denbury is an independent oil and natural gas company with operations focused in two key operating areas: the Gulf Coast and Rocky Mountain regions. The Company’s goal is to increase the value of its properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis relating to CO2 enhanced oil recovery operations. For more information about Denbury, please visit www.denbury.com.

# # #

In this press release, Denbury provides estimated year-end 2017 proved reserves information, preliminary production and capital expenditures information for its fiscal year 2017 and preliminary exploitation well production results. Denbury has prepared the summary preliminary data in this release based on the most current information available to management. Denbury’s normal closing and financial reporting processes with respect to the preliminary data herein have not been fully completed and, as a result, its actual results could be different from this summary preliminary information presented herein, and any such differences could be material.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties including the preliminary information referenced above, estimated 2018 production and capital expenditures, estimated cash generated from operations in 2018, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including Denbury’s most recent report on Form 10-K. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the Company’s estimates only as of today and should not be relied upon as representing its estimates as of any future date. Denbury assumes no obligation to update its forward-looking statements.

DENBURY CONTACTS:
Mark C. Allen, Executive Vice President and Chief Financial Officer, 972.673.2000
John Mayer, Director of Investor Relations, 972.673.2383

DENBURY RESOURCES INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURE (UNAUDITED)

Reconciliation of the preliminary standardized measure of discounted estimated future net cash flows after income taxes (GAAP measure) to PV-10 Value (non-GAAP measure)

PV-10 Value is a non-GAAP measure and is different from the preliminary Standardized Measure in that PV-10 Value is a pre-tax number and the Standardized Measure is an after-tax number.  Denbury’s 2017 and 2016 year-end estimated proved oil and natural gas reserves and proved CO2 reserves quantities were prepared by the independent reservoir engineering firm of DeGolyer and MacNaughton. The information used to calculate PV-10 Value is derived directly from data determined in accordance with FASC Topic 932.  Management believes PV-10 Value is a useful supplemental disclosure to the Standardized Measure because the Standardized Measure can be impacted by a company’s unique tax situation, and it is not practical to calculate the Standardized Measure on a property-by-property basis.  Because of this, PV-10 Value is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties.  PV-10 Value is commonly used by management and others in the industry to evaluate properties that are bought and sold, to assess the potential return on investment in the Company’s oil and natural gas properties, and to perform impairment testing of oil and natural gas properties. PV-10 Value is not a measure of financial or operating performance under GAAP, nor should it be considered in isolation or as a substitute for the Standardized Measure.  PV-10 Value and the preliminary Standardized Measure do not purport to represent the fair value of the Company’s oil and natural gas reserves.

	December 31,
In thousands	2017	2016
Preliminary Standardized Measure (GAAP measure)	$2,232,429	$1,399,217
Discounted estimated future income tax	301,369	142,467
PV-10 Value (non-GAAP measure)	$2,533,798	$1,541,684

DENBURY RESOURCES INC.
PRODUCTION HIGHLIGHTS (UNAUDITED)

	Quarter Ended			Year Ended
	December 31,		Sept. 30,	December 31,
Average Daily Volumes (BOE/d) (6:1)	2017	2016	2017	2017	2016
Tertiary oil production
Gulf Coast region
Mature properties(1)	7,232	8,440	7,450	7,629	9,040
Delhi	4,906	4,387	4,619	4,869	4,155
Hastings	5,747	4,552	4,867	4,830	4,829
Heidelberg	4,751	4,924	4,927	4,851	5,128
Oyster Bayou	4,868	4,988	4,870	5,007	5,083
Tinsley	6,241	6,786	6,506	6,430	7,192
Total Gulf Coast region	33,745	34,077	33,239	33,616	35,427
Rocky Mountain region
Bell Creek	3,571	3,269	3,406	3,313	3,121
Salt Creek	2,172	—	2,228	1,115	—
Total Rocky Mountain region	5,743	3,269	5,634	4,428	3,121
Total tertiary oil production	39,488	37,346	38,873	38,044	38,548
Non-tertiary oil and gas production
Gulf Coast region
Mississippi	721	745	867	981	850
Texas	4,617	5,143	4,024	4,493	4,906
Other	483	569	515	489	528
Total Gulf Coast region	5,821	6,457	5,406	5,963	6,284
Rocky Mountain region
Cedar Creek Anticline	14,302	15,186	14,535	14,754	16,322
Other	1,533	1,696	1,514	1,537	1,844
Total Rocky Mountain region	15,835	16,882	16,049	16,291	18,166
Total non-tertiary production	21,656	23,339	21,455	22,254	24,450
Total continuing production	61,144	60,685	60,328	60,298	62,998
Property sales
Property divestitures(2)	—	—	—	—	1,005
Total production	61,144	60,685	60,328	60,298	64,003

(1)	Mature properties include Brookhaven, Cranfield, Eucutta, Little Creek, Lockhart Crossing, Mallalieu, Martinville, McComb and Soso fields.

(2)
Includes non-tertiary production in the Rocky Mountain region related to the sale of remaining non-core assets in the Williston Basin of North Dakota and Montana, which closed in the third quarter of 2016.